Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

Amendment No. 1 dated as of July 2, 2025, and effective as of July 1, 2025 (this "Amendment No. 1") to the EMPLOYMENT AGREEMENT dated as of September 12, 2021 (the "Employment Agreement"), by and between Stagwell Inc. (the “Company”) and Ryan Greene (the "Executive"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to such terms in the Employment Agreement.

W I T N E S S E T H :

WHEREAS, the parties hereto desire to amend the Employment Agreement as hereinafter set forth;

WHEREAS, the Employment Agreement provides that any change, modification, or amendment to the Employment Agreement shall be effective and binding only if in writing and signed by the parties to the Employment Agreement;

NOW, THEREFORE, subject to the approval of the Human Resources & Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.	Section 3 – Duties and Responsibilities

i.	Sections 3(a) and (b) of the Employment Agreement are amended and restated as set forth below:

3(a) Title. Commencing July 2, 2025 and during the Term, Executive shall have the position of Chief Financial Officer, Stagwell Inc. or such other leadership title as the Chief Executive Officer of the Company may designate.

3(b) Duties: The Executive shall report directly to the Chief Executive Officer of the Company or his designee. The Executive shall perform such executive and managerial duties and responsibilities customary to his office and as are reasonably necessary to the operations of the Company.

2.  Section 4 – Compensation:

i.	Section 4(a) of the Employment Agreement is amended and restated as set forth below:

4(a) Base Salary. As compensation for his services hereunder during the Term, the Company shall pay the Executive, in accordance with its normal payroll practices, an annualized base salary of $650,000, which may be eligible for a review to increase on January 1, 2027 within the discretion of the CEO and Compensation Committee (such annualized base salary, as it may be so increased, “Base Salary”).

ii.	Section 4(b) of the Employment Agreement is amended and restated as set forth below:

4(b) Annual Discretionary Bonus. For the 2025 calendar year, Executive will be eligible to receive annual discretionary incentive compensation in addition to Executive’s Base Salary, up to 80% of Executive’s Base Salary (“Bonus Target”). The Annual Discretionary Bonus shall be based upon criteria determined by the Chief Executive Officer and the Compensation Committee, which criteria shall include the Executive’s performance, the overall financial performance of the Company and such other factors as the Chief Executive Officer and the Compensation Committee shall deem reasonable and appropriate (such annual discretionary bonus, as it may be so increased, the “Annual Discretionary Bonus”). The Annual Discretionary Bonus shall be paid in accordance with the Company’s normal bonus payment procedures. The Annual Discretionary Bonus will be paid 50% in cash and 50% in restricted stock units underlying shares of Stagwell Inc. Class A Common Stock which will vest one (1) year following the applicable grant date. In the Company’s sole discretion, cash may be substituted in whole or in part for the restricted stock units.

3.   Order of Precedence

In the event of any conflict or inconsistency between the terms and conditions of this Amendment No. 1 and any terms and conditions of the Employment Agreement or other documents relating to Executive’s employment at the Company, the terms and conditions set forth in this Amendment No. 1 shall prevail.

4.   No other Amendment

Except as set forth in this Amendment No. 1, the Employment Agreement and all other compensation provisions therein shall remain in full force and effect without further modification.

5.   Capitalized Terms

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

6.   Headings

The headings contained in this Amendment No. 1 are for reference purposes only and shall not affect the meaning or interpretation of this Amendment No. 1.

7.    Counterparts

This Amendment No. 1 may be executed in one or more counterparts, and each such counterpart shall be deemed an original instrument, but all such counterparts taken together shall constitute but one agreement. Facsimile or PDF signatures shall constitute an original.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the day and year first above written.

Stagwell Inc.

By:	/s/ Mark Penn
Mark Penn
CEO and Chairman
Date:	07/02/2025

Accepted & Agreed:

/s/ Ryan Greene
Ryan Greene
Date:	07/02/2025

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